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                                                                     EXHIBIT 4.6

                                SECOND AMENDMENT
                                       TO
                                 LOAN AGREEMENT
                     BY AND BETWEEN CARRIZO OIL & GAS, INC.
                                AND COMPASS BANK



         This Second Amendment to the Loan Agreement (this "Second Amendment") by and between CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into on this 15th day of May 1997 and shall be effective as of that date for all purposes.

                              W I T N E S S E T H:

         Borrower and Bank entered into a Loan Agreement dated December 6, 1996, as amended by First Amendment thereto dated April 4, 1997 (collectively, the "Loan Agreement"). Capitalized terms used, but not defined, herein shall have the meanings prescribed therefor in the Loan Agreement.

         Borrower has requested that Bank increase the principal amount of the Term Loan to $6,000,000.00, and Bank has agreed to do so according to the terms set forth herein, which shall be incorporated into the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

         I.      Specific Amendments to Loan Agreement.

         Article I is hereby amended by adding, replacing or amending the following definitions therein:

                 "Certificate of Liquidity" shall have the meaning set forth in
Section 5.27.

                 "Liquid Assets" means Cash on hand and balances in checking accounts available for immediate withdrawal, the value, from time to time, of short-term, highly liquid




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         investments that are readily convertible to Cash, such as treasury bills, commercial paper and money market funds, and the value, from time to time, of unrestricted shares of stock that are publicly traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ, but only to the extent the foregoing are free from all liens, claims and encumbrances, including liens or security interests in favor of the Bank.

                 "Revolving Commitment" means the obligation of Bank, subject to the provisions of this Agreement and existing only through the last Business Day prior to the Maturity Date, to advance to Borrower funds, not to exceed at any one time outstanding an amount equal to the lesser of: (a) Seven Million Two Hundred Thousand Dollars ($7,200,000.00), or (b) the Borrowing Base then in effect.

                 "Second Amendment" means the Second Amendment to this Agreement executed by Borrower and Bank on May 15, 1997.

                 "Term Loan" means that certain $6,000,000.00 term loan made or to be made by Bank to Borrower pursuant to Section 2.15 hereof.

                 "Term Note" means the amended and restated term note in the original face amount of $6,000,000.00 dated May 15, 1997, made by Borrower payable to the order of Bank, in substantially the form attached to the Second Amendment as Exhibit "A," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to Section 2.15 hereof.

                 Section 2.15 is hereby amended by adding the following text at the end of such section:

                 Within one (1) business day after Borrower has satisfied the conditions set forth in Section 3.21, and provided Borrower is not then in default of any of the other terms, conditions, representations or warranties contained in this Agreement, Bank shall make a single advance to Borrower in the amount of $3,000,000.00, such that the resulting outstanding principal balance of the Term Loan shall then be $6,000,000.00.





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                 Section 2.18 is hereby amended by replacing the sum,
"$30,000.00" that appears in the last line thereof with the sum, "$60,000.00."

         Article III is hereby amended to add the following Section 3.21.

                 3.21 Conditions Precedent in Connection With the Second Amendment. The obligation of Bank to make the additional advance pursuant to Section 2.15 that increases the principal balance of the Term Loan from $3,000,000.00 to $6,000,000,00 is subject to satisfaction of the following conditions precedent:

                 (a) Receipt of Term Note, Second Amendment and Certificate of Compliance. Bank shall have received the Term Note, multiple counterparts of the Second Amendment, as requested by Bank, and the Certificate of Compliance duly executed by an authorized officer for Borrower.

                 (b) Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in
         Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Term Loan with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loan.

                 (c) Legal Matters Satisfactory to Special Counsel to Bank. All legal matters incident to the consummation of the transactions contemplated by the Second Amendment shall be satisfactory to the firm of Hutcheson & Grundy, L.L.P., special counsel for Bank.

                 (d) No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of Borrower or the Guarantors.

                 (e) Facility Fee. Bank shall have received an additional facility fee in the amount of $30,000.00.





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         Article V is hereby amended by adding thereto the following new
Section 5.27:

                 5.27 Liquidity of Certain Guarantors. Borrower shall cause each of the Guarantors Hamilton, Loyd, and Webster to deliver to Bank on or before October 15, 1997, a Certificate of Liquidity in the form attached as Exhibit "B" to the Second Amendment, certifying the value of such Guarantor's Liquid Assets effective as of September 30, 1997.

         Section 7.01 is hereby amended by adding thereto the following new clause (j):

                 (j) Borrower shall fail to cause each of the Guarantors identified in Section 5.27 to deliver a Certificate of Liquidity of such Guarantor by the date specified in such section, or any such Certificate of Liquidity shall be false or misleading in any material respect or shall disclose that such Guarantor owns Liquid Assets valued at less than $2,500,000.00.

         II. Reaffirmation of Representations and Warranties. To induce Bank to enter into this Second Amendment, Borrower and each Guarantor hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

                 A. The execution and delivery of this Second Amendment and the performance by Borrower and each Guarantor of its obligations under this Second Amendment are within Borrower's and each Guarantor's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Borrower or any Guarantor or of any agreement binding upon Borrower or any Guarantor.

                 B. The Loan Agreement as amended by this Second Amendment represents the legal, valid and binding obligations of Borrower and each Guarantor, enforceable against each in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization,





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         moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                 C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         III. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein.

         IV. Reaffirmation of Loan Agreement. This Second Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         V. Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between Borrower, the Guarantors and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower and each Guarantor certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby further amended and the other documents previously executed or executed of even date herewith.

         VI. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Second Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Second Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VII. Severability. Whenever possible each provision of this Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under





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applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment.

         VIII. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument, and any signed counterpart shall be deemed delivered by the party executing such counterpart if sent to any other party hereto by electronic facsimile transmission.

         IX. Section Captions. Section captions used in this Second Amendment are for convenience of reference only, and shall not affect the construction of this Second Amendment.

         X. Successors and Assigns. This Second Amendment shall be binding upon Borrower, each Guarantor and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower, each Guarantor and Bank, and the respective successors and assigns of Bank.

         XI. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to the Loan Agreement as hereby further amended or any of the other Loan Documents or to the transactions contemplated hereby.

         XII. Notice. THIS SECOND AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.





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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the day and year first above written.


BANK                                               BORROWER

COMPASS BANK                                       CARRIZO OIL & GAS, INC.


By:  /s/ Kathleen J. Bowen                         By:  /s/ Frank A. Wojtek
    ----------------------------                       -------------------------
         Kathleen J. Bowen                                  Frank A. Wojtek
         Vice President                                     Vice President





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                             SCHEDULES AND EXHIBITS

The schedules and exhibits have been intentionally omitted herefrom. The Company will furnish supplementally a copy of any or all of such omitted schedules and exhibits to the Commission upon request.








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